UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2008

ANNTAYLOR STORES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10738	13-3499319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Times Square

New York, New York 10036

(Address, including Zip Code, of Registrant’s Principal Executive Offices)

(212) 541-3300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Names or Former Addresses, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 23, 2008, certain subsidiaries of the Company (the “Borrowers”) increased and renegotiated on more favorable terms their existing senior secured revolving credit facility (the “New Facility”) in a transaction that was oversubscribed. The New Facility replaces and renews the prior facility and expands the liquidity of the facility from $175.0 to $250.0 million, which the Borrowers may elect to increase by up to an additional $100.0 million, subject to obtaining commitments totaling such requested increase amount. The Company does not currently anticipate borrowing against the New Facility to fund working capital needs of the business.

The obligations of the Borrowers under the New Facility are guaranteed by AnnTaylor Stores Corporation (the “Company”). The New Facility is secured by a first priority perfected security interest in substantially all presently owned and hereafter-acquired real and personal property of the Borrowers and the Company, excluding leasehold interests and certain other property.

Bank of America, N.A. is the Administrative and Collateral Agent for the lenders, and JPMorgan Chase Bank, N.A., Wachovia Bank, National Association, and RBS Citizens, N.A. are Syndication Agents. The New Facility was syndicated with a total of 6 banks participating. It will primarily be used for working capital, letters of credit and other corporate purposes. Borrowings under the New Facility will bear interest at the Base Rate or the LIBOR Rate plus the Applicable Margin (as such terms are defined in the New Facility). The New Facility also contains representations, warranties, covenants, and other terms and conditions that are customary for an agreement of this nature and that are generally consistent with the prior facility.

The above description of the New Facility is not complete and is qualified in its entirety by the actual terms of the New Facility, a copy of which is attached to this report as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in “Item 1.01. Entry into a Material Definitive Agreement,” which is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Third Amended and Restated Credit Agreement, dated as of April 23, 2008, by and among AnnTaylor, Inc., Annco, Inc., AnnTaylor Distribution Services, Inc., AnnTaylor Retail, Inc., the financial institutions from time to time parties thereto, Bank of America, N.A., as Administrative and Collateral Agent, and JPMorgan Chase Bank, N.A., Wachovia Bank, National Association and RBS Citizens, N.A., as Syndication Agents.

10.2	Third Amended and Restated Pledge and Security Agreement, dated as of April 23, 2008, by AnnTaylor, Inc., AnnTaylor Stores Corporation, Annco, Inc., AnnTaylor Distribution Services, Inc., and AnnTaylor Retail, Inc. in favor of Bank of America, N.A., in its capacity as administrative agent for each of the Lenders party to the Credit Agreement.

10.3	Third Amended and Restated Parent Guaranty, dated as of April 23, 2008, made by AnnTaylor Stores Corporation in favor of Bank of America, N.A., in its capacity as administrative agent for each of the Lenders party to the Credit Agreement.

10.4	Trademark Security Agreement, dated as of April 23, 2008, made by Annco, Inc., in favor of Bank of America, N.A., in its capacity as administrative agent for each of the Lenders party to the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANNTAYLOR STORES CORPORATION

Date: April 29, 2008	By:	/s/ Barbara K. Eisenberg
Barbara K. Eisenberg
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Third Amended and Restated Credit Agreement, dated as of April 23, 2008, by and among AnnTaylor, Inc., Annco, Inc., AnnTaylor Distribution Services, Inc., AnnTaylor Retail, Inc., the financial institutions from time to time parties thereto, Bank of America, N.A., as Administrative and Collateral Agent and JPMorgan Chase Bank, N.A., Wachovia Bank, National Association and RBS Citizens, N.A. as Syndication Agents.

10.2	Third Amended and Restated Pledge and Security Agreement, dated as of April 23, 2008, by AnnTaylor, Inc., AnnTaylor Stores Corporation, Annco, Inc., AnnTaylor Distribution Services, Inc., and AnnTaylor Retail, Inc. in favor of Bank of America, N.A., in its capacity as administrative agent for each of the Lenders party to the Credit Agreement.

10.3	Third Amended and Restated Parent Guaranty, dated as of April 23, 2008, made by AnnTaylor Stores Corporation in favor of Bank of America, N.A., in its capacity as administrative agent for each of the Lenders party to the Credit Agreement.

10.4	Trademark Security Agreement, dated as of April 23, 2008, made by Annco, Inc., in favor of Bank of America, N.A., in its capacity as administrative agent for each of the Lenders party to the Credit Agreement.